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                                                                  EXHIBIT   21.1

                                 SUBSIDIARIES

                  (wholly-owned unless otherwise specified)

Northwest Airlines Corporation (Delaware corporation)

      Northwest Airlines Holdings Corporation (Delaware corporation)

            NWA Inc. (Delaware corporation)

                  Northwest Airlines, Inc. (Minnesota corporation)

                        Win-Win L.P. (Delaware limited partnership) *

                        Wings Finance Company (Japanese corporation)

                        NWA Funding, LLC (Delaware limited liability company)

                  Northwest Aircraft Inc. (Delaware corporation)

                        Aircraft Foreign Sales, Inc. (U.S. Virgin Islands corporation)

                        Mesaba Holdings, Inc. (Minnesota corporation) **

                  Northwest Aerospace Training Corporation (Delaware corporation)

                  MLT Inc. (Minnesota corporation)

                  NWA Aircraft Finance, Inc. (Delaware corporation)

                  Northwest PARS Holdings, Inc. (Delaware corporation)

                        Northwest PARS, Inc. (Delaware corporation)

                  Express Airlines I, Inc. (Georgia corporation)

      Air Partners, L.P. (Texas limited partnership) ***

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*     Northwest Airlines, Inc. is 99% limited partner
** The Company owns 27.9% of the common stock of Mesaba Holdings, Inc., the holding company of Mesaba Aviation, Inc., a Northwest Airlink carrier.
*** Northwest Airlines Corporation and Northwest Airlines Holdings Corporation are the sole partners of Air Partners, L.P., which beneficially owns 8,661,224 shares of Class A Common Stock of Continental Airlines, Inc., representing 13.2% of the outstanding common stock and together with additional Continental shares for which the Company holds a limited voting proxy, 53.9% of its fully diluted voting power as of December 31, 1999.